Exhibit 99.1
RPM International Elects Four Senior Officers
Medina, OH – October 5, 2006 – RPM International Inc. (NYSE: RPM) said today that its Board of Directors has elected Ronald A. Rice as executive vice president and chief operating officer; P. Kelly Tompkins as executive vice president and chief administrative officer; Paul G. Hoogenboom as senior vice president – manufacturing and operations, and chief information officer; and Stephen J. Knoop as senior vice president – corporate development.
“These four leaders have played prominent roles in RPM’s success over the last decade and this broadening of their management responsibilities is designed to further our rapid growth of the past five years. Now that the cloud of asbestos litigation is diminishing and we can focus even more resources on our core businesses, it is important that we have the management structure in place to lead RPM to the next level of growth and continuing performance for our stockholders,” said Frank C. Sullivan, president and chief executive officer.
Reporting to Mr. Rice will be each of RPM’s five group presidents, who are responsible for the company’s global business units. Formerly, he was senior vice president – administration and assistant secretary since 2002. Mr. Rice joined RPM in 1995 as director of employee benefits, and subsequently served as director of risk management and employee benefits and vice president of risk management and employee benefits. Before joining RPM, he held various positions with The Wyatt Company, most recently as senior account manager. He is a graduate of Miami (Ohio) University with bachelor of science and bachelor of arts degrees in mathematics and statistics with minors in operations research and statistical analysis. Mr. Rice is on The Cleveland Clinic Foundation Children’s Hospital Leadership Board — Executive Committee, in addition to the existing Board of Trustees of The Cleveland Clinic Children’s Hospital for Rehabilitation. Mr. Rice also serves on the Partnership Committee of the Cuyahoga County Invest in Children Initiative. He resides in Hudson, Ohio with his wife, Susan, and their two sons.
Mr. Tompkins, formerly senior vice president, general counsel and secretary since 2002, will oversee all of RPM’s worldwide financial, legal, public affairs and risk management functions. He joined RPM in 1996 as assistant general counsel and was elected vice president, general counsel and secretary in 1998. Prior to joining RPM, he held various positions with Reliance Electric Company, including senior corporate counsel, director of corporate development, director of public and investor relations and product marketing manager. Earlier in his career, he was an attorney for Exxon Corporation and Reliance Electric. A graduate of Mercyhurst College and the Cleveland-Marshall Law School, Mr. Tompkins is past president of the Cleveland Bar Association and former chair of the Cleveland-Marshall Law School Visiting Committee. Mr. Tompkins has also been appointed by the Board or Trustees of Cleveland State University to serve on its Committee on External Engagement. He chairs the Corporate Counsel Advisory Group for the National Paints and Coatings Association and is a board member of the YWCA of Greater Cleveland, where he sits on the finance and planning committees. Mr. Tompkins lives in Westlake, Ohio with his wife, Cathy, and their three daughters.

RPM International Inc.
RPM International Elects Four Senior Officers
October 5, 2006

Mr. Hoogenboom was formerly vice president – operations and chief information officer since 2001. In this role, he has been responsible for managing capital spending, integrating RPM’s information technology systems and coordinating manufacturing, distribution and raw materials purchasing. Mr. Hoogenboom joined RPM in 1999 to lead the company’s e-commerce subsidiary, which was subsequently merged into RPM. He was elected vice president operations and systems in 2000. He was formerly a director with Cap Gemini, where he managed business development, and previously held technology management positions with A.W. Chesterton, Burndy, Lockheed and Sperry (now Unisys). He is a graduate of Colgate University with a bachelor of arts degree in both computer science and mathematics. Mr. Hoogenboom resides with Carrie, his wife, in Hudson, Ohio.
Mr. Knoop, formerly vice president – corporate development since 1999, has headed RPM’s industry-leading acquisition program. He joined RPM in 1996 as director of corporate development after serving as an associate attorney for Calfee, Halter & Griswold. He received his bachelor of arts degree from Michigan State University and graduated from the University of Michigan Law School. Mr. Knoop lives in Shaker Heights, Ohio with his wife, Lisa, and their two daughters.
RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings and sealants serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Day-Glo, Euco, Fibergrate and Dryvit. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement, automotive and boat repair and maintenance, and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane, Bondo and Testors.
For more information, contact Glenn R. Hasman, vice president – finance and communications, at 330-273-8820 or ghasman@rpminc.com.
This press release contains “forward-looking statements” relating to the business of the company. These forward-looking statements, or other statements made by the company, are made based on management’s expectations and beliefs concerning future events impacting the company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the company. As a result, actual results of the company could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) general economic conditions; (b) the price, supply and capacity of raw materials, including assorted resins and solvents; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for the company’s products; (d) legal, environmental and litigation risks inherent in the company’s construction and chemicals businesses and risks related to the adequacy of the company’s insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon the company’s foreign operations; (g) the effect of non- currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with the company’s ongoing acquisition and divestiture activities; (i) risks related to the adequacy of its contingent liability reserves, including for asbestos-related claims; and other risks detailed in the company’s filings with the Securities and Exchange Commission, including the risk factors set forth in the company’s Annual Report on Form 10-K for the year ended May, 31 2006, as the same may be updated from time to time. RPM does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.
# # #